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                                                                      Exhibit 11
Statement re Computation of Per Share Earnings

Earnings per share were calculated as follows:

                                                   For the Years Ended September 30,
                                                   ---------------------------------
                                                   1995               1994                1993
                                                   ----               ----                ----
                                                                  In Thousands
                                                             Except per share amount
 Net income                                        $22,777            $23,281             $13,678
                                                ==============    ==============      ==============
 Average shares of common
     stock outstanding
                                                    11,467             11,477              10,916
Add:  Net shares assumed to be issued
      for dilutive stock options                       292                351                 620
                                                --------------    --------------      --------------
 Average shares of common stock
     and common stock equivalents
     outstanding                                    11,759             11,828              11,536
                                                ==============    ==============      ==============
 Earnings per share of common stock
     and common stock equivalents                    $1.94              $1.97               $1.19
                                                ==============    ==============      ==============